Exhibit e

Puerto Rico AAA Portfolio Bond Fund, Inc.

DIVIDEND REINVESTMENT PLAN

1.        Appointment of Agent.     You, PaineWebber Trust Company of Puerto Rico, will act as Agent for me, and will open an account for me under the Dividend Reinvestment Plan (the “Plan”) in the same name as my present shares of common stock or units or shares of beneficial interest, par value $0.01 per share (“Common Stock”), of Puerto Rico AAA Portfolio Bond Fund, Inc. (the “Fund”) are registered, and automatically will put into effect for me the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gains distribution (collectively referred to herein as a “Dividend”), payable at the election of shareholders in cash or shares of Common Stock.

2.        Dividends Payable in Common Stock.     My participation in the Plan constitutes an election by me to receive dividends in shares of Common Stock whenever the Fund declares a Dividend. In such event, the dividend amount automatically shall be made payable to me entirely in shares of Common Stock which shall be acquired by the Agent for my account, depending upon the circumstances described in paragraph 3, either (i) through receipt of additional shares of unissued but authorized shares of Common Stock from the Fund (“Newly-Issued Shares”) as described in paragraph 6 or (ii) by purchase of outstanding shares of Common Stock in privately negotiated transactions (“Share Repurchases”) as described in paragraph 7.

3.        Determination of Whether Newly-Issued Shares or Share Repurchases.     If on the payment date for the dividend (the “Valuation date”), the net asset value per share of the Common Stock, as defined in paragraph 8, is equal to or less than the market price per share of the Common Stock, as defined in paragraph 8, plus estimated brokerage commissions (such condition being referred to herein as “Market Premium”), the Agent shall invest the dividend amount in newly-issued shares on my behalf as described in paragraph 6. If on the Valuation Date, the net asset value per share is greater than the market value (such condition being referred to herein as “Market Discount”), the Agent shall invest the dividend amount in shares acquired on my behalf in Share Repurchases as described in paragraph 7.

4.        Purchase Period for Share Repurchases.     In the event of a Market Discount on the Valuation Date, the Agent shall have until the last business day before the next ex-dividend date with respect to the shares of Common Stock or in no event more than 30 days after the Valuation Date (the “Last Purchase Date”) to invest the dividend amount in shares acquired in Share Repurchases.

5.        Failure to Complete Share Repurchases During Purchase Period.     If the Agent is unable to invest the full dividend amount in open-market purchases during the purchase period because the Market Discount has shifted to a Market Premium or otherwise, the Agent will invest the uninvested portion of the dividend amount in newly-issued shares at the close of business on the Last Purchase Date as described in paragraph 6.

6.        Acquisition of Newly-Issued Shares.     In the event that all or part of the dividend amount is to be invested in Newly-Issued Shares, you shall automatically receive such newly-issued shares of Common Stock, including fractions, for my account, and the number of additional newly-issued shares of Common Stock to be credited to my account shall be determined by dividing the dollar amount of the dividend on my shares to be invested in newly-issued shares by the net asset value per share of Common Stock (i) on the date the shares are issued, (ii) or in the case of an initial Market Premium, the Valuation Date, (iii) or in case the Agent is unable to complete Share Repurchases during the purchase period, the Last Purchase Date; provided, that the maximum discount from the then current market price per share on the date of issuance shall not exceed 5%.

7.        Manner of Making Share Repurchases.     In the event that the dividend amount is to be invested in shares of Common Stock acquired in Share Repurchases, you shall apply the amount of such dividend on my shares (less my pro rata share of brokerage commissions incurred with respect to the Share Repurchases) to the repurchase of shares of the Common Stock in privately negotiated transactions for my account. Share Repurchases may be made on such terms as to price, delivery, and otherwise as you shall determine, including in accordance with the Share Repurchase Procedures adopted by the Board of Directors of the Fund. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases affected. You shall have no responsibility as to the value of the Common Stock acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares repurchased by you as Agent in privately negotiated transactions shall be the price per share allocable to me in connection with such Share Repurchases.

8.        Meaning of Net Asset Value and Market Price.     For all purposes of the Plan, (a) net asset value per share of the Common Stock on a particular date shall be as determined by or on behalf of the Fund and (b) market price per share of the Common Stock on a particular date shall be based upon quotations obtained from unaffiliated third parties as reasonably available and in accordance with the Share Repurchases Procedures or if no such quotations exist, from affiliates as provided to the Fund in good faith.

9.        Registration of Shares Acquired Pursuant to the Plan.     You may hold my Common Stock acquired pursuant to the Plan, together with the shares of other shareholders of the Fund acquired pursuant to the Plan, in non-certificated form in your name or that of your nominee. You will forward to me any proxy solicitation materials and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares held by you for my account.

10.        Confirmations and Statements.     You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. You will send me quarterly statements of account and an annual statement showing the amount of reinvested dividends and shares of Common Stock acquired on my behalf.

11.        Fractional Interests.     Although from time to time I may have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

12.        Share Dividends or Share Purchase Rights.     Any share dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

13.        Service Fee.     Your service fee for handling capital gains distributions or income dividends will be paid by the Fund.

14.        Termination of Account.     I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct brokerage commissions for this transaction from the proceeds.

15.        Amendment of Plan.     These terms and conditions may be amended or supplemented by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund, except when necessary or appropriate to comply with applicable law or the rules or policies of any regulatory authority, then only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on Common Stock of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

16.        Extent of Responsibility of Agent.     You shall act at all times in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

17.        Governing Law.     These terms and conditions shall be governed by the laws of the Commonwealth of Puerto Rico without regard to its conflicts of laws provisions.